Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Sierra Oncology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value, reserved for issuance pursuant to the 2015 Equity Incentive Plan	457(c) and 457(h)	622,866(2)	$29.36(3)	$18,287,346	0.0000927	$1,695.24

Equity	Common Stock, $0.001 par value, reserved for issuance pursuant to the 2018 Equity Inducement Plan	457(c) and 457(h)	500,000(4)	$29.36(5)	$14,680,000	0.0000927	$1,360.84

Total Offering Amounts					$32,967,346		$3,056.08

Total Fee Offsets							—

Net Fee Due							$3,056.08

(1)

Represents shares of common stock, par value $0.001 per share (“Common Stock”) of Sierra Oncology, Inc. (the “Registrant”) available for issuance pursuant to awards granted pursuant to the Registrant’s 2015 Equity Incentive Plan (the “2015 Plan”) and 2018 Equity Inducement Plan (the “2018 Plan”). In addition, Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2015 Plan or 2018 Plan by reason of an event such as any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Reflects an automatic annual increase of 622,866 on January 1, 2022 to the number of shares of Registrant’s Common Stock reserved for issuance under the 2015 Plan, which annual increase is provided for in the 2015 Plan.

(3)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee of $29.36 per share, which represents the average of the high and low price per share of the Registrant’s common stock on March 8, 2022 as reported on the Nasdaq Global Select Market.

(4)

Represents 500,000 shares of common stock reserved for issuance upon the exercise or settlement of equity awards to be granted under the Registrant’s 2018 Equity Inducement Plan to certain employees as a material inducement to their acceptance of employment with the Registrant..

(5)

Estimated in accordance with Rules 457 (c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $29.36 per share, which represents the average of the high and low prices of the registrant’s common stock on March 8, 2022, as reported on the Nasdaq Global Select Market.